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                                                                   EXHIBIT 10.10

             Fiscal Year 2002 BioMeasurement Division Bonus Plan Of
                       Hutchinson Technology Incorporated


HTI has a bonus plan that covers an executive officer and certain other management-level employees of its BioMeasurement Division. Bonuses are discretionary and are determined annually by the Compensation Committee of HTI's Board of Directors based on a number of factors, including the performance of the BioMeasurement Division and individual contribution to the success of the BioMeasurement Division. Bonuses are paid in cash in the first quarter of the following fiscal year.